For the period ended December 31, 1995                       Exhibit 77D(g)
File Number 811-                                             --------------

At a special meeting of the Board of Trustees of PaineWebber Series Trust (held on July 20, 1995) the Board approved changes in the nonfundamental investment policies of the Portfolios, as follows:

All Portfolios

The following change to the nonfundamental investment policies of the Portfolios became effective on July 21, 1995.

     Adding Policy to Permit Lending of Portfolio Securities

     Each Portfolio (except the Money Market Portfolio) may lend up to 10% (33-1/3% for the Government Portfolio) of the total value of its portfolio securities to broker dealers or institutional investors that Mitchell Hutchins Asset Management Inc. or the applicable sub-adviser deems qualified. Previously, the Portfolios were not authorized to lend portfolio securities.

Strategic Fixed Income Portfolio

The following changes to the nonfundamental investment policies of Strategic Fixed Income Portfolio (formerly Government Portfolio) became effective on September 21, 1995.

     Modifying Policy On U.S. Government Securities

     The Portfolio is authorized to invest in U.S. government securities but is not subject to specific percentage requirements. Previously, the Portfolio was required to invest at least 65% of its assets in U.S. government securities.

     Adding Policy On Duration

     The Portfolio can invest in fixed income securites with a dollar-weighted average portfolio duration between three and eight years. Previously, the Portfolio did not have a policy specifying the duration of portfolio securities.

     Modifying Policy On Foreign Securities

     The Portfolio can invest in debt securities issued or guaranteed by foreign governments, their agencies, instrumentalities, or political subdivisions or by supranational organizations ("foreign government securities"). Portfolio investments in securities denominated in foreign currencies, however, are limited to 10% of the Portfolio's assets. Combined Portfolio investments in Yankee bonds and Eurodollar bonds can comprise another 10% of Portfolio assets. Previously, Portfolio investments in foreign government securities were limited to 35% of the Portfolio's total assets and there were no specific policies on securities denominated in foreign currencies, Yankee bonds, or Eurodollar bonds.



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     Permitting Investment In Additional Types Of Securities

     The Portfolio can invest in corporate and other debt obligations, convertible securities, non-government and mortgage backed securities, asset backed securities, commercial paper, certificates of deposit, money market instruments, foreign-currency exchange-related securities and loan participations.

     Modifying Policy on Debt Securities

     The Portfolio may invest up to 20% of its total assets in securities rated below investment grade but rated at least B by Standard & Poor's ("S&P") or Moody's Investors Service, Inc., ("Moody's"), assigned a comparable rating by another nationally recognized statistical ratings service ("NRSRO") or, if unrated, be determined by the sub-adviser to be of comparable quality quality (commonly known as "junk bonds").
     All other securities purchased for the Portfolio must be investment. Previously, the Portfolio could invest in foreign government securities only if they were rated within one of the two highest grades by S&P or Moody's, assigned a comparable rating by another NRSRO or, if unrated, determined by the Mitchell Hutchins to be of comparable quality.


     Modifying Policy On Illiquid Securities

     Previously, the Portfolio could invest up to 10% of its net assets in illiquid securities. Now the Portfolio may invest up to 15% of its net assets in illiquid securities.

Balanced Portfolio

     The following change to the nonfundamental investment policies of the Balanced Portfolio (formerly the Asset Allocation Portfolio) became effective on July 21, 1995.

     Modifying Policy on Asset Allocation

     Previously, the Portfolio could invest "in a combination of equity securities, bonds and money market instruments." Now the Portfolio can invest "primarily in a combination of equity securities, investment grade debt obligations and money market instruments, based on Mitchell Hutchins' assessment of the optimal allocation of the Portfolio's assets."